QUANTUM CORPORATION

                                   EXHIBIT 11

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


(In thousands except per share data)                  Year ended March 31,
                                             -----------------------------------
                                                1997        1996         1995
                                             -----------------------------------
Primary
Weighted average number of common
  shares outstanding                           117,776     103,682        90,802
Incremental common shares attributable
  to outstanding options                         5,368          -*         3,836
                                             ---------   ---------     ---------

Total shares                                   123,144     103,682        94,638
                                             =========   =========     =========

Net income (loss)                            $ 148,515   $ (90,456)    $  81,591
                                             =========   =========     =========

Net income (loss) per share                  $    1.21   $   (0.87)    $    0.86
                                             =========   =========     =========


Fully Diluted
Weighted average number of common
  shares outstanding                           117,776     103,682        90,802
Incremental common shares attributable to:
  Outstanding options                            6,259       6,022         3,858
  6 3/8% convertible subordinated
     debentures                                  9,032      16,258        23,416
  5% convertible subordinated notes             21,626       2,604          --
                                             ---------   ---------     ---------

Total shares                                   154,693     128,566       118,076
                                             =========   =========     =========
Net income (loss):
  Net income (loss)                          $ 148,515   $ (90,456)    $  81,591
  Add interest on convertible debt,
    net of tax                                  10,375       6,957         8,128
                                             ---------   ---------     ---------

  Adjusted net income (loss)                 $ 158,890   $ (83,499)    $  89,719
                                             =========   =========     =========

Net income (loss) per share                  $    1.03   $   (0.65)*   $    0.76
                                             =========   =========     =========


* The primary net income (loss) per share is shown in the statements of operations for both primary and fully diluted, as the effect of the assumed conversion of the subordinated debentures is anti-dilutive. For fiscal 1996, the effect of common stock equivalents is also anti-dilutive for the primary loss per share.